NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
March 3, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES $21.4 MILLION REFINANCE

SEATTLE, WA, March 3, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced the Company closed on a $21.4 million debt transaction with a REIT. The debt replaces other leasehold mortgage debt previously held by the Company.

The refinancing reduces the effective interest rate by approximately 2.75%, extends the maturity to February 2008, and in combination, improves annual cash flows and earnings by approximately $1.6 million and $550,000, respectively.

“With the assistance of our financial partners we continue to make good progress in strengthening our balance sheet and reducing our cost of capital,” stated Raymond Brandstrom, the Company’s CFO.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities since our management agreements for those communities could be terminated on short-term notice. While we believe that the arrangements with our Emeritrust I communities will continue, we cannot guarantee that they will and thus, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.